Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, William B. Furr, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q/A (Amendment No. 1) of Hilltop Holdings Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	[Intentionally omitted]; and

5.	[Intentionally omitted].

Date: April 25, 2023	By:	/s/ William B. Furr
William B. Furr
Chief Financial Officer